SALE & PURCHASE AGREEMENT FOR THE ACQUISITION

of

70% OF THE SHARES AND ASSETS
OF XINJIANG TIANSHENGWEIYE INVESTMENT CO., LTD.

THIS AGREEMENT is between

Party A: ELEMENT RESOURCES INTERNATIONAL LIMITED (WHOLLY OWNED SUBSIDUARY OF YINFU GOLD CORPORATION)
with its address at 14th floor, Teda Building, 87 Wing Lok Street, Hong Kong
(“YINFU” or the “Company”),

And

Party B: XINJIANG TIANSHENGWEIYE INVESTMENT CO., LTD.
with its address at 416 South Beijing Road, The PCCW International Center, 30 th floor, Block B, Xinjiang, China.
(“TIANSHENG”)

WHEREAS,

(1) Party A has agreed to issue 58.48 million shares of YINFU to Party B to acquire 70% of the shares and assets of Party B; including 70% of the Issued and Outstanding shares of Party B, together with 70% of the assets of Party B (the “Business Assets”) on the terms and subject to the conditions set forth herein and;

(2) Party B through investments, owns six tenements of exploration rights as follows,

(a) Copper Mine Reconnaissance in the East of Daqing Gerry River, Qinghe County, Xinjiang Province.
Certificate NO. T65120081202020999.
Period of Validity: March 2, 2012 to March 2, 2013.

(b) Gold Mine Reconnaissance in the West of Daqing Gerry River, Qinghe County, Xinjiang Province.
Certificate NO. T65120081202020895

Period of Validity: March 2, 2012 to March 2, 2013.

(c) Tasikake Copper Mine Reconnaissance in Fuyun country, Xinjiang Province.
Certificate NO. T65120081202020993,
Period of Validity: March 22, 2012 to March 22, 2013.

Above three mineral rights holding 100% interest.

(d) Gold Mine Detailed Survey in the Northwest of Sensha Water Mountain, Heshuo Country, Xinjiang Province.

Certificate NO. T65120080202006459

Period of Validity: July 3, 2012 to July 3, 2015.

(e) Keler Nebrack Gold Mine Detailed Survey in Habar Country, Xinjiang Province.

Certificate NO. T65120091102036631

Period of Validity: January 18, 2012 to January 18, 2013.

(f) Kubatie Lead Zinc Mine Detailed Survey in Fuyun Country, Xinjiang Province.

Certificate NO. T65120101002042315
Period of Validity: July 3, 2012 to July 3, 2015.

Above three mineral rights holding 60% interest.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants, agreements, representations and warranties contained herein, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

SALE AND PURCHASE OF SHARES

1.1     On the basis of the representations herein contained and on the terms and subject to the conditions set forth herein, Party B hereby agrees to sell, assign, transfer convey and deliver to YINFU, 70% of the shares and the assets in together with all of its rights, titles and interests in the business assets and all attendant or related assets, including, but not limited to: proprietary intellectual property, maps, documents, deeds, files, titles, patents, know-how and good-will, together with any other item, assets, products, files, records, documents, signatures, interests or rights pertaining to or relating to the Business Assets in keeping with the intentions and the spirit of this Agreement.

1.2     It is understood by the Parties that the 58.48 Million shares of YINFU so issued as payment for the business assets will be restricted shares as required by Rule 144 of the United States Securities Act (the “Act” and shall display a restrictive legend as required by the United States Securities and Exchange Act,

ARTICLE II

 REPRESENTATIONS AND WARRANTIES OF YINFU

2.1     Authorization. YINFU, represented by Tsap Wai Ping, the President, Chief Executive Officer and Chairman of YINFU has full power, legal capacity and authority to enter into this Agreement and to consummate the transaction herein contemplated, and to perform all obligations hereunder. This Agreement constitutes the legal, valid and binding obligation of YINFU, and this Agreement is enforceable with respect to Party B in accordance with its terms. Neither the execution and delivery of this Agreement, nor the compliance with any of the provisions hereof, will (a) conflict with or result in a breach of, violation of or default under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, lease, credit agreement or other agreement, document, instrument or obligation to which YINFU is a party or by which YINFU or any of its assets or properties may be bound or (b) violate any judgment, order, injunction, decree, statute, rule or regulation applicable to YINFU or the assets or properties of YINFU.

2.2     Legality of Shares. To the best of YINFU’s knowledge, the Common Shares, when delivered as provided in this Agreement, will be validly issued, fully paid and nonassessable. The Common Shares, upon sale, assignment, transfer and conveyance thereof, will not be subject to the preemptive right of any shareholder or any other person. Upon delivery of and payment for the Common Shares as set forth in this Agreement, Party B will receive title to the common shares thereto. Other than the Rule 144 restrictions required by the Securities and Exchange Commission the Common Shares are free and clear of all liens, encumbrances, charges and claims.

2.3     Compliance with Securities Laws.

(a)     No formal or informal investigation or examination by the Securities and Exchange Commission (the “Commission”) or by the securities administrator of any state is pending or threatened against YINFU.

(b)     Neither YINFU, nor any of its directors or officers, have been convicted of any felony or misdemeanor in connection with the sale or purchase of any security or involving the making of any false filing with the Commission.

(c)     YINFU is not subject to any order, judgment or decree of any court of competent jurisdiction temporarily, preliminarily or permanently restraining or enjoining such person from engaging in or continuing any conduct or practice in connection with the sale or purchase of any security or involving the making of any false filing with the Commission.

2.4     No undisclosed Issues or Liabilities. YINFU warrants that to the best of its knowledge there are no, issues that might tend to cause damage to YINFU or its shareholders, or state or federal regulatory problems of any description.

ARTICLE III

 REPRESENTATIONS AND WARRANTIES OF PARTY B

3.1     Authorization. Party B has full power, legal capacity and authority to enter into this Agreement, to execute all attendant documents and instruments necessary to consummate the transaction herein contemplated, to purchase and acquire the Common Shares from YINFU and to perform all obligations hereunder. This Agreement constitutes the legal, valid and binding obligation of Party B and this Agreement is enforceable with respect to Party B, in accordance with its terms.

3.2     Information Regarding this Agreement and the Company. Party B has obtained such information regarding the financial position and prospects of YINFU, as Party B considers necessary or appropriate for the purpose of purchasing and acquiring the Common Shares from Party B pursuant to this Agreement.

3.3     Compliance with Securities Laws.

(a)     No formal or informal investigation or examination by the Commission or by the securities administrator or legal authority of any state or jurisdiction within or outside of the United States, Canada, China or the British Virgin Islands, is pending or threatened against Party B or the assets.

(b)     Neither Party B nor its officers or owners have not been convicted of any felony or misdemeanor in connection with the sale or purchase of any security or involving the making of any false filing with in any jurisdiction.

(c)     Party B is not subject to any order, judgment or decree of any court of competent jurisdiction temporarily, preliminarily or permanently restraining or enjoining them from engaging in or continuing any conduct or practice in connection with the sale or purchase of any security or involving the making of any false filing with in any jurisdiction.

3.4     Disclosure of Transference of Control.

(a)     Party B understands and accepts that certain legal and regulatory filings and disclosures will be required in order to properly and legally execute the transfer of control of the shares and assets. Such filings and disclosures may include, but not be limited to the filing of a Schedule 14C Information Statement pursuant to Section 14(c) of the Securities Exchange Act of 1934 or a Form 8-K with the United States Securities and Exchange Commission,

(b)     Party B will assist fully in the preparation and filing of all such required filings in order to fully insure that all required filings are executed and filed properly and in a timely manner.

(c)     Party B will provide a detailed list of Party B individuals or entities (the “New Shareholders”) designated to receive Common Shares of YINFU pursuant to issuance of the 58.48 Million Common Shares specified in this Agreement.

(d)     The above noted detailed list of Party B New Shareholders shall include the full legal name of the individual or entity receiving YINFU Common Shares, the full address and citizenship or corporate jurisdiction of each New Shareholder (Attached hereto as Appendix C).

3.5     Party B warrants that they shall deliver to YINFU all of rights, titles and interests in 70% of the shares of Party B, the company and the assets and all attendant or related assets, including, but not limited to: proprietary intellectual property, maps, documents, deeds, files, titles, patents, know-how and good-will, together with any other item, assets, products, files, records, documents, signatures, interests or rights pertaining to or relating to the Assets in keeping with the intentions and the spirit of this Agreement.

3.6     Party B warrants that all translations in English of all documents, as required by the US Securities Act shall be accurate legal translations and that any discrepancy between the original documentation and the English translation, the English translation shall take precedence.

3.7     Party B warrants and confirms that immediately upon closing it will, undertake a full and up-to-date audit of the financial position of Party B, which audit will be conducted by an auditor qualified by the Public Company Accountability Oversight Board (P.C.A.O.B.)

ARTICLE IV

 MISCELLANEOUS PROVISIONS

4.1     Parties in Interest. This Agreement shall be binding upon and inure to the benefit of the Parties hereto, and the heirs and personal representatives of each of them, but shall not confer, expressly or by implication, any rights or remedies upon any other party.

4.2     Confidentiality. The Parties agree that the terms and conditions of this agreement shall be kept strictly confidential and shall not reveal or divulge to any third party or entities other than for regulatory filings or tax purposes and/or pursuant to a court order. The parties further agree that any dissemination of this agreement shall not be made without prior written consent of the other party.

4.3     Governing Law. This Agreement is made and shall be governed in all respects, including validity, interpretation and effect, by the laws of Hong Kong.

4.4     Shares to Be Held In Escrow. The Parties agree that all shares issued, pursuant to the terms and conditions of this agreement, shall be issued as soon as practicable following the signing of this agreement, but all shares so issued SHALL BE HELD IN ESCROW and shall be deemed to be in the full control of the issuing party until the Closing.

4.5     Notices. All notices, requests or demands and other communications hereunder must be in writing and shall be deemed to have been duly made if personally delivered or mailed, postage prepaid, to the parties as follows:

(a) If to YINFU, to:	Element Resources International Limited /
Yinfu Gold Corporation, c/o Tsap Wai Ping
14th floor, Teda Building, 87 Wing Lok Street,
Sheung Wan, Hong Kong.

(b) If to TIANSHENG to	Xinjiang Tianshengweiye Investment Co, Ltd.
416 South Beijing Road, The PCCW International Center, 30 th floor,
Block B, Xinjiang, China.

Either party hereto may change his address by written notice to the other party given in accordance with this Section 6.5.

4.6     Entire Agreement. This Agreement contains the entire agreement between the Parties and supersedes all prior agreements, understandings and writings between the Parties with respect to the subject matter hereof. Each party hereto acknowledges that no representations, inducements, promises or agreements, verbal or otherwise, have been made by either party, or anyone acting with authority on behalf of either party, which are not embodied herein, and that no other agreement, statement or promise may be relied upon or shall be valid or binding. Neither this Agreement nor any term hereof may be changed, waived, discharged or terminated verbally. This Agreement may be amended or any term hereof may be changed, waived, discharged or terminated by an agreement in writing signed by each of the parties hereto.

6.7     Captions and Headings. The article and section headings throughout this Agreement are for convenience and reference only, and shall in no way be deemed to define, limit or add to the meaning of any provision of this Agreement.

6.8     Attorneys’ Fees. In the event of any litigation between the parties hereto, the non-prevailing party shall pay the reasonable expenses, including the attorneys’ fees, of the prevailing party in connection therewith.

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the day and year first above written.

ON BEHALF OF
ELEMENT RESOURCES INTERNATIONAL LTD.

Tsap Wai Ping
President, CEO, Chairman
Element Resources International Limited

ON BEHALF OF
Xinjiang Tianshengweiye Investment Co, Ltd.

Designated Signing Authority

APPENDIX A

List of Assets

ON BEHALF OF TIANSHENG

Designated Signing Authority
Director